EXHIBIT 23.1

Randall N. Drake, C.P.A., P.A.
1981 Promenade Way
Clearwater, Florida 33760
Phone: (727) 536-4863

Consent of Independent Registered Public Accounting Firm

I consent to the inclusion in the Prospectus, of which this Registration Statement on Form SB-2 is a part, of the Reports dated August 10, 2006 relative to the financial statements of Contracted Services, Inc. as of December 31, 2004 and 2005. Also the Report dated September 25, 2006 relative to the financial statements of Contracted Services, Inc for the period ending June 30, 2006.

I also consent to the reference to my firm under the caption "Experts" in such Registration Statement.

/s/Randall N. Drake, CPA, PA
Randall N. Drake, CPA, PA

Clearwater, Florida

September 25, 2006